UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  *

Name of Issuer:  LodgeNet Entertainment Corporation

Title of Class of Securities:  Common Stock

CUSIP Number:  540211109


  (Date of Event Which Requires Filing of this Statement)

                     October 17, 2000
              (Conversion from Schedule 13D)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number: 540211109

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Red Coat Capital Management, L.L.C.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          1,321,300

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          1,321,300

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,321,300

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares





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11. Percent of Class Represented by Amount in Row (9)

          10.85%

12. Type of Reporting Person

          OO












































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


CUSIP Number: 540211109

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Red Coat Capital Partners, L.P.


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          820,880

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          820,880

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          820,880

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares





                             4





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11. Percent of Class Represented by Amount in Row (9)

          6.74%

12. Type of Reporting Person

          PN












































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


CUSIP Number: 540211109

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Kenneth L. Londoner


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          1,321,300

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          1,321,300

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          1,321,300

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

11. Percent of Class Represented by Amount in Row (9)

          10.85%

12. Type of Reporting Person

          IN












































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


Item 1(a) Name of Issuer:  LodgeNet Entertainment
          Corporation

      (b) Address of Issuer's Principal Executive Offices:

          3900 West Innovation Street
          Sioux Falls, South Dakota 57107

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Red Coat Capital Management, L.L.C.
          Red Coat Capital Partners, L.P.
          Kenneth L. Londoner
          350 Park Avenue
          5th Floor
          New York, New York 10022

          Red Coat Capital Management, L.L.C. - Delaware limited liability company

          Red Coat Capital Partners, L.P. - Delaware limited partnership

          Kenneth L. Londoner - United States citizen

    (d)   Title of Class of Securities:  Common Stock


    (e)   CUSIP Number:  540211109

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,



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    (f)  / / Employee Benefit Plan, Pension Fund which is
             subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned: 1,321,300 shares beneficially owned by Red Coat Capital
             Management, L.L.C., 820,880 by Red Coat Capital
             Partners, L.P. and 1,321,300 by Kenneth L.
             Londoner

         (b) Percent of Class:  10.85% by Red Coat Capital
             Management, L.L.C., 6.74% by Red Coat Capital
             Partners, L.P. and 10.85% by Kenneth L.
             Londoner

         (c) Red Coat Capital Management, L.L.C. : 1,321,300 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 1,321,300 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

             Red Coat Capital Partners, L.P.: 820,880 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 820,880 shares with shared power to dispose or to direct the disposition



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


             of; 0 shares with the sole power to dispose or to direct the disposition of

             Kenneth L. Londoner: 1,321,300 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 1,321,300 shares with shared power to dispose or to direct the disposition of; 0 shares with the sole power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class.

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

















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



Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    RED COAT CAPITAL MANAGEMENT, L.L.C.

      By: /s/Kenneth L. Londoner
          ____________________________
          Kenneth L. Londoner
          Managing Member


    RED COAT CAPITAL PARTNERS, L.P.

      By:  Red Coat Capital Management, L.L.C.
           General Partner

      By: /s/ Kenneth L. Londoner
          ____________________________
          Kenneth L. Londoner
          Managing Member


          /s/ Kenneth L. Londoner
          ____________________________
          Kenneth L. Londoner

    October 24, 2000
    __________________
    Date







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


                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

October 24, 2000 relating to the Common Stock of LodgeNet

Entertainment Corporation shall be filed on behalf of the

undersigned.


                             RED COAT CAPITAL MANAGEMENT, L.L.C.

                             By:   /s/ Kenneth L. Londoner
                                  _______________________________
                                  Kenneth L. Londoner
                                  Managing Member


                             RED COAT CAPITAL PARTNERS, L.P.

                               By:  Red Coat Capital Management,
                               L.L.C.
                               General Partner

                               By: /s/ Kenneth L. Londoner
                                  ____________________________
                                  Kenneth L. Londoner
                                  Managing Member


                                   /s/ Kenneth L. Londoner
                                   ____________________________
                                   Kenneth L. Londoner

















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